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                                                                 Exhibit 4.8

[SOCIETY LOGO]       SOCIETY NATIONAL BANK
                     A KeyCorp Bank

                     P.O. Box 10099                DIRK VANHEYST
                     Toledo, Ohio 43699-0099       Vice President




                                                      Dated as of March 31, 1996



Mr. William Wondolowski
Treasurer
Arbor Health Care Company
1100 Shawnee Road - P.O. Box 840
Lima, OH  45802-0840

RE: $2,000,000 LINE OF CREDIT

Dear Bill:

I am pleased to inform you that Society National Bank (the "Bank") has extended a Line of Credit of $2,000,000 in favor of Arbor Health Care Company (the "Company"), upon such terms and conditions as may be mutually agreed upon, and until May 31, 1997, at which time, this Line of Credit will automatically expire, unless reaffirmed in writing by the Bank.

The interest rate on loan advances under the Line of Credit will be a floating rate, per annum, equal to the Prime Rate, in effect at the Bank from time to time by the Bank as its Prime Rate whether or not such rate is publicly announced and may not be the lowest rate charged by the Bank for commercial or other extensions of credit.

This Line of Credit is also subject to the condition that the Company will promptly deliver to the Bank, the quarterly and annual financial statements of the Company, including a balance sheet and consolidated statements of income and surplus for the Company and its subsidiaries, if any, covering such financial and other information as the Bank may reasonably request and, that the Company hereafter maintain the ratios and all other factors relating to its consolidated financial conditions in favorable conditions acceptable to the Bank.
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ARBOR HEALTH CARE COMPANY
DATED AS OF MARCH 31, 1996
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The following is required for the Line of Credit:

                 SECURITY INTEREST IN ACCOUNTS RECEIVABLE, CONTRACT RIGHTS, AND INVENTORY, MORE FULLY DESCRIBED IN SECURITY AGREEMENT, DATED JULY 24, 1987.

If the foregoing terms are satisfactory to you, please indicate your agreement and acceptance by signing and returning the enclosed copy of this letter on, or before April 30, 1996.

We are pleased to make this credit facility available to you and look forward to working with you in the future.

                                   Sincerely,

                                    /s/ Dirk VanHeyst
                                    -----------------
                                    Dirk VanHeyst
                                    Vice President



THE UNDERSIGNED, A DULY AUTHORIZED OFFICER OF ARBOR HEALTH CARE COMPANY, ACCEPTS THE TERMS AND CONDITIONS OF THIS LETTER.


BY: /s/ William Wondolowski
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TITLE:  VP Treasurer
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DATE: 3/31/96
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